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                                                                     Exhibit 5





                               November 13, 2001







SSP Solutions, Inc.
17861 Cartwright Road
Irvine, California 92614


Ladies and Gentlemen:


      At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") to be filed by SSP Solutions, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering the sale of
(i) 1,000,000 shares of Common Stock of the Company upon the purchase of shares under the Company's 2001 Employee Stock Purchase Plan; and (ii) the sale of an aggregate of 4,905,375 shares of Common Stock of the Company upon the exercise of options under the Company's 1998 Stock Option Plan, its Amended and Restated 1999 Stock Option Plan, and the BIZ Interactive Zone, Inc. 2000 Stock Option Plan, which was assumed by the Company. We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Common Stock to be sold pursuant to the Registration Statement has been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.


      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement or any amendment thereto.


                                    Respectfully submitted,

                                    /s/ RUTAN & TUCKER, LLP